Filed Pursuant to Rule 433

Registration Statement No.333-134515

March 29, 2007

Issuer Free Writing Prospectus

República Oriental del Uruguay

Ps 12,135,000,000 of 4.25% UI Bonds due 2027

Final Terms and Conditions as of March 29, 2007

Issuer	República Oriental del Uruguay
Title	4.25% UI Bonds due 2027
Ratings	B1/B+/B+
Principal Amount	Ps.12,135,000,000
Maturity date	April 5, 2027
Settlement date	April 3, 2007
Public Offering Price	100% of the principal amount. The Issue Price will be payable in US dollars based on an exchange rate of 24.27 Uruguayan pesos per 1.00 US Dollar.
Interest	4.25% per annum, payable semi-annually in arrears in US dollars.
Payment of Interest

Interest will accrue and be paid semi-annually in arrears. Each of the interest payments will be payable at an annual rate of 4.25% on the outstanding principal amount of the Bonds as adjusted to reflect Uruguayan inflation from the issuance date through the relevant interest payment date. For this purpose, The Bank of New York, as the Calculation Agent, will multiply the outstanding principal amount of the Bonds in Uruguayan pesos by a fraction the numerator of which is the value of one UI expressed in Uruguayan pesos as of the relevant interest payment date and the denominator of which is Ps.1.6401, being the value of one UI expressed in Uruguayan pesos on the date of issuance of the Bonds.

Interest Payment Dates	Interest payment dates on April 5 and October 5, starting on October 5, 2007.
Payment of Principal

Principal will be repaid in three nominally equal installments on April 5, 2025, April 5, 2026 and at maturity. The nominal principal amount repaid in each installment will be adjusted to reflect Uruguayan inflation from April 3, 2007 to the applicable repayment date and will be converted to and paid in US dollars. For this purpose, the Calculation Agent will multiply the outstanding principal amount of the Bonds being repaid in Uruguayan pesos by a fraction the numerator of which is the value of one UI in Uruguayan pesos as of such repayment date and the denominator of which is Ps.1.6401, being the value of one UI expressed in Uruguayan pesos on the date of issuance of the Bonds.

Conversion of Payment Amounts

All amounts due in respect of principal or interest will be paid in US dollars, calculated by the Calculation Agent by exchanging the Uruguayan peso amounts into US dollars at the average interbank exchange rate for the conversion of Uruguayan pesos into US dollars as published by Banco Central del Uruguay as the bid-side rate for the period of twenty business days ending two business days prior to the relevant payment date.

Denominations	Ps. 1,000 and integral multiples thereof.
Day count	30/360
Type	SEC Registered; Global
Governing Law	New York
Listing	Application will been made to admit the Bonds to the Official list of the United Kingdom Listing Authority and to the regulated market of the London Stock Exchange
Joint Bookrunners/Allocation	Deutsche Bank Securities Inc. (50%) Merrill Lynch, Pierce, Fenner & Smith Incorporated (50%)

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A preliminary prospectus supplement of Uruguay accompanies this free-writing prospectus and is available from the SEC’s website at: http://www.sec.gov/Archives/edgar/data/102385/000095012307004649/y32618e424b3.htm

The following additional information of Uruguay and regarding the Bonds is available from the SEC’s website and also accompanies this free-writing prospectus:

http://www.sec.gov/Archives/edgar/data/102385/000090342307000328/repofuruguay-18ka9_0328.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342307000328/repofurguay-ex99e_0328.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342306001182/repofuruguayform18ka6_10-30.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342306001182/repofurguayex99e_10-30.htm

http://www.sec.gov/Archives/edgar/data/102385/000095012306012725/y25841k5exv99we.htm

http://www.sec.gov/Archives/edgar/data/102385/000095012306012725/y25841k5e18vkza.htm

http://www.sec.gov/Archives/edgar/data/102385/000095012306006904/y21628e18vk.htm

http://www.sec.gov/Archives/edgar/data/102385/000095012306006904/y21628exv99wd.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342306000561/repofur-sb_0518.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342306000045/repofuruguayform18ka5_01-17.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-248-3580 or Deutsche Bank Securities Inc. at 1-800-503-4611 or from outside the U.S. to 212-474-7370 (call collect).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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